UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

    ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 12, 2010 at 8:00 a.m. eastern time at PGA National Hotel, 400 Avenue of the Champions, Palm Beach Gardens, Florida, for the following purposes:

1.	To elect a board of nine directors;

2.	To consider and vote upon an amendment to the Actuant Corporation 2009 Omnibus Incentive Plan to increase the number of shares of Class A common stock issuable under the plan;

3.	To consider and vote upon a proposal to adopt the Actuant Corporation 2010 Employee Stock Purchase Plan;

4.	To consider and vote upon a proposal to amend the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Class A common stock by 84 million shares to 168 million shares; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The board of directors has fixed the close of business on November 10, 2009 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 12, 2010. The proxy statement is available in the Investor Overview section of Actuant Corporation’s web site at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007 or by telephone at (262) 373-7400.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Butler, Wisconsin

December 4, 2009

ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 4, 2009

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the board of directors of the Company for use at the Annual Meeting of Shareholders on January 12, 2010 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2009, which constitutes the 2009 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the board of directors, (i) FOR the election of the directors nominated by the board of directors, (ii) FOR the approval of the amendment to the Actuant Corporation 2009 Omnibus Incentive Plan (the “2009 Omnibus Plan amendment”), (iii) FOR the adoption of the Actuant Corporation 2010 Employee Stock Purchase Plan (the “2010 ESPP”), (iv) FOR the amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Class A common stock and (v) in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee of approximately $13,000 plus disbursements. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the trustee of the plan in accordance with its terms.

A majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”) absent voting instructions from the beneficial owner will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

To approve the 2009 Omnibus Plan amendment and the 2010 ESPP, the votes cast “for” must exceed the votes cast “against” the proposal. Under the New York Stock Exchange rules, your broker may not vote your shares on the proposal relating to the election of directors (Proposal 1), the 2009 Omnibus Plan amendment (Proposal 2) or the 2010 ESPP (Proposal 3) absent instructions from you. Without your voting instructions on this proposal, a broker non-vote will occur. Abstentions and, if applicable, broker non-votes, will have no affect on the outcome of Proposal 2 or 3.

The affirmative vote of holders of two-thirds of all outstanding shares will be required for the approval of the amendment to the Company’s Restated Articles of Incorporation (Proposal 4). Because this is not a proposal for which brokers and dealers have discretionary voting authority, a broker non-vote will occur for shares held in “street name,” unless the beneficial owner of such shares provides voting instructions to the relevant broker or dealer. Abstentions and broker non-votes on Proposal 4 will have the effect of a vote against the proposal.

On November 10, 2009, the record date for determining shareholders entitled to receive notice of and to vote at the Meeting, the Company’s outstanding capital stock consisted solely of 67,852,421 shares of Class A common stock. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

References to “fiscal year 2010,” “fiscal year 2009,” “fiscal year 2008,” and “fiscal year 2007,” and other similar references refer to the Company’s fiscal years ending or ended on August 31, 2010, 2009, 2008 and 2007, respectively.

The Company’s Class A common stock is referred to hereinafter as “common stock.”

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 10, 2009, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	7,335,580	(2)	10.8%
Barclays Global Investors, NA. 400 Howard Street San Francisco California 94105	4,468,571	(2)	6.6%
The Boston Company Asset Management Mellon Financial Center One Boston Place, 201 Washington Boston, MA 02108	3,480,425	(2)	5.1%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher, President and Chief Executive Officer and Director and Chairman	1,592,676	(3)	2.4%
William L. Axline, Executive Vice President—Electrical	55,983	(4)	*
Gurminder S. Bedi, Director	20,000	(5)	*
William S. Blackmore, Executive Vice President—Engineered Solutions	199,133	(6)	*
Gustav H.P. Boel, Executive Vice President and Director	118,724	(7)	*
Thomas J. Fischer, Director	69,000	(8)	*
Mark E. Goldstein, Executive Vice President and Chief Operating Officer	361,571	(9)	*
William K. Hall, Director	117,000	(10)	*
R. Alan Hunter, Jr., Director	24,000	(11)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	452,128	(12)	*
Robert A. Peterson, Director	83,800	(13)	*
Holly A. Van Deursen, Director	21,025	(15)	*
Dennis K. Williams, Director	36,000	(14)	*

All Directors and Executive Officers as a group (15 persons), including individuals named above.	3,358,755	(16)	5.0%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2009, based on a report issued to the Company by a third party service provider.

(3)	Includes 2,400 shares held by spouse, 2,200 shares held by his children through a custodian, 35,792 shares held in the 401(k) Plan, 11,900 shares held in an individual IRA Account, 60,000 shares held by a family limited partnership and 7,860 shares held in the Employee Deferred Compensation Plan. Also includes 777,760 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009. Includes 80,000 shares held by the Arzbaecher Family Foundation, for which Mr. Arzbaecher disclaims beneficial ownership.

(4)	Includes 1,026 shares held in the 401(k) Plan and 12,000 shares held in an individual IRA Account.

(5)	Includes 15,000 shares issuable pursuant to options exercisable within 60 days of October 10, 2009.

(6)	Includes 4,854 shares held in the 401(k) Plan and 1,529 shares held in the Employee Deferred Compensation Plan. Also includes 147,750 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009.

(7)	Includes 63,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009. Excludes 4,300 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(8)	Includes 63,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009.

(9)	Includes 5,009 shares held in the 401(k) Plan, 5,500 shares held in an individual IRA Account, 1,176 shares held in the Employee Stock Purchase Plan, 271,750 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009 and 11,136 shares held in the Employee Deferred Compensation Plan.

(10)	Includes 87,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009. Excludes 25,967 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(11)	Includes 23,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009. Excludes 6,413 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(12)	Includes 10,869 shares held in the 401(k) Plan, 28,000 shares held in an individual IRA Account, 731 shares held in the Employee Stock Purchase Plan, 266,750 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009 and 2,130 shares held in the Employee Deferred Compensation Plan.

(13)	Includes 16,400 shares held in an individual IRA Account and 63,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009. Excludes 14,783 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Includes 31,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009.

(15)	Includes 15,000 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009.

(16)	Includes 73,800 shares held in individual IRA accounts, 60,000 shares held by family limited partnerships, 2,400 shares held by spouses, 2,200 shares held by a custodian for minor children, 2,598 shares held in the Employee Stock Purchase Plan, 70,982 shares held in the 401(k) Plan and 23,575 shares held in the Employee Deferred Compensation Plan. Also includes 1,882,010 shares issuable pursuant to options exercisable currently or within 60 days of October 10, 2009. Excludes 51,463 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher	49	2000
President and Chief Executive Officer
Gurminder S. Bedi	61	2008
Managing Partner of Compass Acquisitions (a private equity partnership) and retired Vice President – Ford Motor Company
Gustav H.P. Boel	64	2000
Executive Vice President
Thomas J. Fischer	62	2003
Consultant in corporate financial and accounting matters and retired partner of Arthur Andersen LLP
William K. Hall	66	2001
Private investor and professor of Business Administration, Ross School of Business, University of Michigan; former Chairman, Procyon Technologies, Inc. (a privately held holding company)
R. Alan Hunter, Jr.	62	2007
Former President and Chief Operating Officer, The Stanley Works (a diversified worldwide supplier of tools, engineered solutions and security solutions)
Robert A. Peterson	53	2003
Former President and Chief Executive Officer of Honeywell Safety Products (manufacturer and marketer of personal protective equipment)
Holly A. Van Deursen	50	2008
Private investor and former Group Vice President of Petrochemicals and Strategy at BP plc. (a multi-national oil and petrochemicals company)
Dennis K. Williams	64	2006
Former President, Chief Executive Officer and Chairman of IDEX Corporation (a manufacturer of engineered industrial products)

All of the directors have held the positions with the Company or other organizations shown in the above table during the past five years.

Robert C. Arzbaecher is a director of CF Industries Holdings, Inc. and Fiduciary Management, Inc. mutual funds. Gurminder S. Bedi is a director of Kemet Corporation and Compuware Corporation. Thomas J. Fischer is a director of Badger Meter, Inc., Regal-Beloit Corporation and Wisconsin Energy Corporation. William K. Hall is a director of Stericycle, Inc., W.W. Grainger, Inc. and A.M. Castle & Company. R. Alan Hunter, Jr. is a trustee of Select/MML Series Investment Funds. Holly A. Van Deursen is a director of Petroleum Geo-Services, Bemis Company, Inc. and Capstone Turbine Corporation. Dennis K. Williams is a director of Ametek, Inc., Owens-Illinois, Inc. and Washington Group International, Inc.

PROPOSAL 2

APPROVAL OF THE FIRST AMENDMENT TO THE ACTUANT CORPORATION

2009 OMNIBUS INCENTIVE PLAN

The board of directors believes that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified employees. As of November 10, 2009, 1,529,975 shares of common stock remained available for awards under the Actuant Corporation 2009 Omnibus Incentive Plan, which we refer to as the 2009 Omnibus Plan. Accordingly, on October 9, 2009, the board of directors adopted the First Amendment to the 2009 Omnibus Plan, subject to shareholder approval, increasing the number of shares available for issuance under the 2009 Omnibus Plan from 3,000,000 to 5,400,000. The amendment will also reduce the rate at which grants of awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock, reduce the number of shares available under the 2009 Omnibus Plan from 1.71 to 1.38 times the number of shares subject to such awards.

We are also seeking shareholder approval in accordance with the requirements of the New York Stock Exchange rules and so that awards issuable under the 2009 Omnibus Plan, as a result of the amendment, qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

We believe that appropriate equity incentives are important to attract and retain the highest caliber of employees and directors, to link incentive rewards to Company performance, to encourage employee and director ownership in our Company, and to align the interests of our employees and directors to those of our shareholders. The approval of the amendment to the 2009 Omnibus Plan will enable us to continue to provide such incentives.

Description of the 2009 Omnibus Plan

The following is a summary of the material features of the 2009 Omnibus Plan, as amended. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the 2009 Omnibus Plan, as amended, a conformed copy of which has been filed with the electronic version of this proxy statement. A copy of the First Amendment to the 2009 Omnibus Plan is attached to this proxy statement as Exhibit A.

Purpose of the 2009 Omnibus Plan. The purpose of the 2009 Omnibus Plan is to provide key employees (including officers) of the company and our subsidiaries and affiliates and our directors with the opportunity to acquire shares of our common stock or to receive stock-based compensation based on our long-term economic performance. We believe that the 2009 Omnibus Plan will encourage stock ownership by our employees and officers, which will provide these individuals with an incentive to expand and improve our success, and will make service on our board more attractive to present and prospective highly qualified outside directors.

Administration. The board of directors has designated that the 2009 Omnibus Plan will be administered by the Compensation Committee of our board (the “committee”). The 2009 Omnibus Plan gives the committee discretion to make awards under the 2009 Omnibus Plan, to determine the type, size and the terms of awards, to determine the criteria for vesting and exercisability, to establish rules for the administration of the 2009 Omnibus Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2009 Omnibus Plan.

The committee may, to the extent permitted by applicable law, delegate to one or more of our executive officers the authority to select individuals (other than executive officers and directors) to receive awards under the 2009 Omnibus Plan and to determine the amount and types of awards granted to individuals who are so selected.

Eligibility. Substantially all employees of the Company and its subsidiaries and affiliates, together with our directors, are eligible to participate in the 2009 Omnibus Plan. Currently, holders of share based awards include nine non-employee directors and approximately 400 other employees (including executive officers). The number of participating employees is expected to increase over time based upon the future growth and needs of the Company.

Shares Available for Awards. Currently, 3,000,000 shares of our common stock, plus the number of shares of our common stock subject to awards outstanding under our existing stock plans that become available for future grant under the 2009 Omnibus Plan (as described below, because they are forfeited or cancelled), will be reserved for awards under the plan. As of November 10, 2009, 6,192,926 shares of our common stock were subject to outstanding awards under our existing stock plans. Refer to page 39 for additional details on shares available for issuance and total outstanding awards as of November 10, 2009. If the amendment to the 2009 Omnibus Plan is approved, an additional 2,400,000 shares of our common stock will be available for future grant under the 2009 Omnibus Plan. Grants of stock options and stock appreciation rights reduce the number of shares available for issuance under the 2009 Omnibus Plan by an equal amount of the award grant. Currently, upon a grant of awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock, the number of shares available for issuance under the 2009 Omnibus Plan is reduced by 1.71 times the number of shares subject to such awards. If the amendment is approved, this rate will be reduced to 1.38 times the number of shares subject to such awards. Shares delivered under the 2009 Omnibus Plan may consist, in whole or in part, of authorized and unissued shares of common stock, treasury shares or shares of stock acquired by us. On November 10, 2009, the closing price of a share of our common stock was $16.74.

Shares reserved for awards under the 2009 Omnibus Plan or our existing stock plans that expire, are canceled or are otherwise forfeited in whole or in part will be available for future grant under the 2009 Omnibus Plan. Currently, shares underlying awards under the 2009 Omnibus Plan of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock that become available for future grant are added back to the plan in an amount equal to 1.71 times the number of shares subject to such awards. If the amendment is approved, the rate at which shares will be added back to the plan if restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock expire, are canceled or are otherwise forfeited, will be 1.38 times the number of shares subject to such awards for stock granted after the amendment becomes effective and 1.71 times the number of shares subject to such awards for stock granted prior to the amendment’s effective date. Substitute awards may be granted under the 2009 Omnibus Plan in substitution for stock and stock-based awards held by employees or other service providers of an acquired company in a merger, acquisition or consolidation. Substitute awards will not count against the share limit under the 2009 Omnibus Plan.

Individual Limits. In any calendar year, an eligible employee or director may receive, under the 2009 Omnibus Plan, stock options or stock appreciation rights with respect to no more than 500,000 shares of our common stock. In addition, in any calendar year, an eligible employee or director may receive restricted stock, restricted stock units, unrestricted grants of shares or other similar awards (whether performance-based or time-vested) with respect to no more than 250,000 shares of our common stock.

Adjustments. The aggregate number of shares under the 2009 Omnibus Plan, the type of shares as to which awards may be granted, the exercise price of and number and type of shares covered by each outstanding award and the performance standards applicable to awards are subject to adjustment in the event of a stock dividend, extraordinary distribution, recapitalization or certain other corporate transactions. The committee also has the authority to substitute or exchange any or all outstanding awards or to make a cash payment in respect of such awards in the case of certain corporate transactions.

Types of Awards. The 2009 Omnibus Plan allows any of the following types of awards, to be granted alone or in tandem with other awards:

Stock Options. Stock options granted under the 2009 Omnibus Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet those requirements. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years, subject to certain rules applicable to incentive stock options. The 2009 Omnibus Plan prohibits the repricing of outstanding stock options. Award agreements for stock options may include rules for the effect of a termination of service on the option and the term for exercising stock options after any termination of service. No option may be exercised after the end of the term set forth in the award agreement.

Stock Appreciation Rights. A stock appreciation right entitles the grantee to receive, with respect to a specified number of shares of common stock, any increase in the value of the shares from the date the award is granted to the date the right is exercised. The base price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years. Stock appreciation rights will only be settled in shares of our common stock. Award agreements for stock appreciation rights may include rules for the effect of a termination of service on the stock appreciation right and the term for exercising stock appreciation rights after any termination of service. No stock appreciation right may be exercised after the end of the term set forth in the award agreement.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock will be forfeited. Restricted stock awards that are conditioned on a participant’s continued employment with us or one of our affiliates will not become fully vested earlier than three years from the date of grant and awards that are based upon the achievement of performance factors will not become fully vested prior to one year from the date of grant.

During the restricted period, the holder of restricted stock has the right to vote the shares of restricted stock but will not have the right to receive dividends with respect to such shares, unless, in each case, otherwise provided for by the committee.

Restricted Stock Units. A restricted stock unit entitles the grantee to receive common stock after a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock unit will be forfeited. The committee is authorized (but not required) to grant holders of restricted stock units the right to receive dividend equivalents on the underlying common stock.

Other Equity-Based Awards. The 2009 Omnibus Plan also authorizes the committee to grant other types of equity-based compensation, including deferred stock units, unvested shares, and other awards that are convertible into on our common stock. For example, the committee may grant awards that are based on the achievement of performance goals (described below).

Vesting and Performance Objectives. Awards under the 2009 Omnibus Plan are forfeitable until they become vested. An award will become vested only if the vesting conditions set forth in the award agreement (as determined by the committee) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance goals (as described below), or a combination of both. The committee also has authority to provide for accelerated vesting upon occurrence of certain events.

Performance goals selected by the committee as vesting conditions may be based on any one of the following performance goals or combination thereof which may be applicable on a company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures: increasing the company’s net sales; achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the company, one of our affiliates, or a business unit; achieving a target return on the company’s (or one of our affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; maintaining or achieving a target level of appreciation in the price of shares of our common stock; increasing the company’s (or one of our affiliate’s) market share to a specified target level; achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; achieving specified reductions in costs or targeted levels in costs; achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; achieving a level of cash flow; introducing one or more products into one or more new markets; acquiring a prescribed number of new customers in a line of business; achieving a prescribed level of productivity within a business unit; completing specified projects within or below the applicable budget; completing acquisitions of other businesses or integrating acquired businesses; and expanding into other markets.

Performance goals may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions.

The committee may, in its discretion, also grant awards based on performance objectives other than those described above. If the committee grants these awards, they will not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Nontransferability. In general, awards under the 2009 Omnibus Plan may not be assigned or transferred except by will or the laws of descent and distribution. However, the committee may allow the transfer of non-qualified stock options to a participant’s immediate family or to a trust or trusts for the benefit of such family members or one or more partnerships of which family members are the only partners.

Change in Control. The committee will determine the treatment of outstanding awards granted under the 2009 Omnibus Plan in connection with any transaction or transactions resulting in a change in control.

Withholding. We are authorized to withhold from any award granted and any payment relating to any award under the 2009 Omnibus Plan any applicable taxes. In the discretion of the committee, a participant may satisfy his or her withholding obligations through our withholding shares of common stock that would otherwise be delivered upon settlement of the award.

Amendment and Termination. Our board may amend or terminate the 2009 Omnibus Plan at any time. Amendments to the 2009 Omnibus Plan that increase the total number of shares of common stock that my be granted, increase the maximum number of shares of common stock that may be issued to any individual participant or amend the provision that prohibits repricing of options or stock appreciation rights will not be effective unless approved by our shareholders. Without the consent of an affected participant, no action may adversely affect in a material manner any right of such participant under any previously granted award.

Effective Date and Duration. The 2009 Omnibus Plan’s effective date is November 6, 2008. Unless it is terminated sooner, no awards will be granted under the 2009 Omnibus Plan more than 10 years after the 2009 Omnibus Plan’s effective date.

Federal Income Tax Consequences

The material United States federal income tax consequences of the grant and exercise of stock options and other awards under the 2009 Omnibus Plan, based on the current provisions of the Internal Revenue Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2009 Omnibus Plan are exempt from or comply with the rules under Section 409A of the Internal Revenue Code relating to nonqualified deferred compensation.

Stock Options. The grant of a stock option will have no tax consequences to the grantee or to us. In general, upon the exercise of an incentive stock option, the grantee will not recognize income and we will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax.

Upon the exercise of a non-qualified stock option, the grantee will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and we will generally be entitled to a tax deduction in the same amount.

Stock Appreciation Rights. The grant of a stock appreciation right will have no tax consequences to the grantee or to us. Upon the exercise of a stock appreciation right, the grantee will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and we will generally be entitled to a tax deduction in the same amount.

Restricted Stock, Restricted Stock Units, and Other Equity Awards. In general, the grant of restricted stock, restricted stock units, or other equity awards that are subject to restrictions will have no tax consequences to the grantee or to us. When the award is settled (or, in the case of restricted stock, when the restrictions applicable to such award lapse), the grantee will recognize ordinary income equal to the excess of the applicable shares’ fair market value on the date the award is settled or the restrictions lapse, as applicable, over the amount, if any, paid for the shares by the grantee. We will generally be entitled to a tax deduction in the same amount.

Sale of Shares. When a grantee sells shares received under any award other than an incentive stock option, the grantee will recognize capital gain or loss equal to the difference between the sale proceeds and the grantee’s basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lapsing of restrictions, in the case of restricted stock) plus any amount paid for the shares.

When a grantee disposes of shares acquired upon the exercise of an incentive stock option, the difference between the amount realized by the grantee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the grantee does not hold these shares for more than one year after exercising the incentive stock option and for more than two years after the grant of the incentive stock option, then: (1) the excess of the fair market value of the shares acquired upon exercise on the exercise date over the exercise price will generally be treated as ordinary income for the grantee; (2) the difference between the sale proceeds and the shares’ fair market value on the exercise date will be treated as a capital gain or loss for the grantee; and (3) we will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee.

Deduction Limits. In general, a corporation is denied a tax deduction for any compensation paid to its chief executive officer or to any of its the three other most highly compensated executive officers, other than an executive officer serving solely as the chief financial officer, to the extent that the compensation paid to the officer exceeds $1,000,000 in any year. “Performance-based compensation” is not subject to this deduction limit. The 2009 Omnibus Plan permits the grant of awards that qualify as performance-based compensation (such as restricted stock and restricted stock units that are conditioned on achievement of one or more performance goals, and stock options and stock appreciation rights) and of awards that do not so qualify (such as restricted stock and restricted stock units that are not conditioned on achievement of performance goals). If awards that are intended to qualify as performance-based compensation are granted in accordance with the requirements of Section 162(m) of the Code, they will be fully deductible by us.

New Benefits Under the 2009 Omnibus Plan, as amended. The committee has not granted any awards under the 2009 Omnibus Plan that are contingent on shareholder approval of the amendment to increase the number of shares available for awards under the plan. All future grants of awards under the 2009 Omnibus Plan that will be made to eligible executive officers, employees and directors are subject to the discretion of the committee and, therefore, are not determinable at this time.

To approve the 2009 Omnibus Plan amendment, the votes cast “for” must exceed the votes cast “against” Proposal 2 at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE FIRST AMENDMENT TO THE 2009 OMNIBUS PLAN.

PROPOSAL 3

APPROVAL OF THE ACTUANT CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN

Shareholders of the Company are being asked to approve the Actuant Corporation 2010 Employee Stock Purchase Plan, which we refer to as the Plan. The board of directors has determined that it is advisable and in the best interests of the Company and the shareholders to adopt the Plan. The board of directors has adopted the Plan, subject to shareholder approval. The purpose of the Plan is to provide an opportunity for eligible employees of the Company to purchase shares of common stock at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company as its shareholders. A copy of the Plan is attached hereto as Exhibit B. The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan.

Description of the 2010 Employee Stock Purchase Plan

The following is a summary of the material features of the 2010 Employee Stock Purchase Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of 2010 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement as Exhibit B.

Shares Subject to Plan. The total number of shares of common stock available for issuance under the Plan is 400,000. If there is a change in the outstanding shares of common stock by reason of a stock dividend or distribution, stock spilt, recapitalization, combination or exchange of shares or by reason of certain other corporate transactions specified in the Plan, the number of shares available for issuance under the Plan will be equitably adjusted.

Administration. The Plan will be administered by the Compensation Committee of the board of directors. The Committee is authorized to establish rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any benefits granted thereunder as it deems necessary or advisable.

Eligible Employees. All regular employees of the Company and its subsidiaries may participate in the Plan other than, in the discretion of the Committee to the extent permitted under Section 423 of the Internal Revenue Code, employees whose customary employment is twenty hours or less per week, employees whose customary employment is for not more than five months per year, and employees who are members of the Company’s executive leadership team.

Offering Periods. The Plan will be implemented by consecutive offering periods with a new offering period commencing on the first day of every month, or on such other date as the Committee shall determine, and continue thereafter until the last day of the applicable period. The Committee will designate the trading day or days following the end of each offering period on which shares will be purchased under the Plan.

Payroll Deductions. The Committee has the authority to set the minimum and maximum amount of payroll deductions that an eligible employee can make. However, no participants’ right to purchase shares shall accrue at a rate in excess of $25,000 of the fair market value of such shares for each calendar year in which the right is outstanding at any time. The accumulated deductions will be applied to the purchase of shares on each applicable purchase date or dates. The purchase price for shares purchased under the Plan shall be determined from time to time by the Committee and shall not be less than the lesser of an amount equal to 90% of the closing price of the common stock (i) at the beginning of the offering period or (ii) on the share purchase date.

Amendment. The board of directors may amend the Plan at any time, subject to any required shareholder approval to comply with the requirements of the Securities and Exchange Commission and the Internal Revenue Code. The board of directors may also suspend or discontinue the Plan at any time.

Federal Income Tax Consequences

The Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. As a result, a participant will pay no federal income tax upon enrolling in the Plan or upon purchase of the shares under the Plan. A participant may recognize income and/or gain or loss upon the sale or other disposition of shares purchased under the Plan, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period.

If the participant sells or otherwise disposes of the shares within that two year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the shares on the date of purchase over the purchase price and the Company will be entitled to a tax deduction for the same amount.

If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time in an amount equal to the lesser of (i) the excess of the market price of the shares on the first day of the offering period over the purchase price, or (ii) the excess of the market price of the shares at the time of disposition over the purchase price. The Company will not be entitled to any tax deduction with respect to shares purchased under the Plan if the shares are held for the requisite two-year period.

The participant may also recognize capital gain or loss at the time of disposition of the shares, either short-term or long-term, depending on the holding period for the shares.

Other Information

The Plan is intended to go into effect once shareholder approval is obtained. On November 10, 2009, the closing price of the Company’s common stock was $16.74 per share.

To approve the 2010 Employee Stock Purchase Plan, the votes cast “for” must exceed the votes cast “against” Proposal 3 at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2010 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4

AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION

The board of directors has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Company’s Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of Class A common stock. Accordingly, the board of directors has proposed an amendment to the Articles increasing the number of authorized shares of Common Stock from 84,000,000 to 168,000,000 for submission to the Company’s shareholders at the Meeting.

As of November 10, 2009, the record date, there were 67,852,421 shares of Class A common stock outstanding, 8,049,646 shares were reserved for issuance in connection with various employee benefit plans and an additional 5,905,419 shares were reserved for issuance in connection with the Company’s 2% Convertible Senior Subordinated Debentures due 2023.

The board of directors believes it is desirable for the Company to have the flexibility to issue additional shares of Class A common stock in excess of the amount which is currently authorized without further shareholder action. The additional shares of Class A common stock will be available for issuance from time to time, including for a stock split or dividend, raising capital through the sale of Common Stock or as consideration in connection with acquisitions and for attracting and retaining valuable employees by issuing additional stock options or restricted stock. While the board of directors continually considers the Company’s capital structure and various financing alternatives, the board has no formal plans or commitments to issue any additional shares of Class A common stock at this time. The board of directors will determine whether, when and on what terms the issuance of shares may be warranted in connection with any of those purposes.

For the reasons set forth above, the board of directors has proposed that the following resolution, which embodies an amendment to the Articles effecting the increased authorization, be submitted to the Company’s shareholders for approval at the Meeting:

RESOLVED, that Section 3.1(a) of Article III of the Company’s Restated Articles of Incorporation be amended to read as follows:

“(a) Class A Common Stock. 168,000,000 shares of Class A Common Stock, having a par value of $.20 per share.”

If this amendment is approved by the Company’s shareholders, the entire authorized capital stock of the Company will consist of 168,000,000 shares of Class A Common Stock, 1,500,000 shares of Class B Common Stock and 160,000 shares of Cumulative Preferred Stock. No Class B Common Stock or Cumulative Preferred Stock is currently outstanding.

As is the case with the current authorized but unissued shares of Class A Common Stock, the additional shares of Class A Common Stock authorized by this proposed amendment could be issued upon approval by the board of directors without further vote of our stockholders except as may be required in particular cases by our Restated Articles of Incorporation, applicable law, regulatory agencies or the rules of the New York Stock Exchange. Under our Restated Articles of Incorporation, shareholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of Class A Common Stock in order to maintain their proportionate ownership interest in the Company. If we issue additional shares of Class A Common Stock or securities convertible into or exercisable for Class A Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of Class A Common Stock. Additionally, the Company has no current intention of using additional shares of Class A Common Stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).

The affirmative vote of two-thirds of all shares entitled to vote thereon shall be required for approval of the proposed amendment to the Articles. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes cast against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The board of directors has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the board of directors is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations, and leadership development. The Nominating and Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines as well as committee charters for the Board committees and the Company’s Code of Business Conduct are posted in the Corporate Governance section of the Company’s web site at www.actuant.com and may also be obtained upon written request directed to our Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee — and appoints the members of the committees after considering the recommendations of the Nominating and Corporate Governance Committee. There were five meetings of the board of directors (and one action by unanimous consent) during the fiscal year ended August 31, 2009. All members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the board attended the 2009 Annual Meeting of Shareholders. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chair William K. Hall R. Alan Hunter, Jr. Robert A. Peterson Fiscal 2009 Meetings—7	• Oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance

• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence

• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors

• Maintains lines of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants

• Prepares the report to be included in the Company’s annual proxy statement

• Conducts an annual evaluation of the performance of the Audit Committee

Committees	Committee Functions
Nominating and Corporate Governance William K. Hall, Chair Gurminder S. Bedi R. Alan Hunter, Jr. Holly A. Van Deursen Fiscal 2009 Meetings—3	• Responsible for evaluating and nominating prospective members for the board of directors
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual evaluation of the performance of the Nominating and Corporate Governance Committee

Compensation Dennis K. Williams, Chair Gurminder S. Bedi Robert A. Peterson Holly A. Van Deursen Fiscal 2009 Meetings—5	• Determines the compensation of executive officers
• Administers incentive compensation plans and equity-based compensation programs maintained by the Company
• Makes recommendations to the board of directors with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs

• Recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the Compensation Committee

Each committee has a written charter that is approved by the board of directors and annually evaluated by the committee.

Independence of Directors; Financial Expert

The board has determined that each of Gurminder S. Bedi, Thomas J. Fischer, William K. Hall, R. Alan Hunter, Jr., Robert A. Peterson, Holly A. Van Deursen and Dennis K. Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission rules. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees. Mr. Fischer also serves on the board of directors of a construction firm, CG Schmidt, which the Company has engaged for services. The Company’s board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve on our Audit Committee. Furthermore, the board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission.

Lead Director

The independent board members have elected a lead, independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Executive Sessions of Non-Management Directors

The non-employee directors of the board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all officers, directors, and employees of the Company (the “Code of Conduct”). The Code of Conduct is available on the corporate governance page of our website at www.actuant.com.

The Company has also adopted a code of ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The code of ethics is posted on our website at www.actuant.com. The Company posts amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Corporate Controller on the Company’s website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and code of ethics will be provided free of charge upon written request directed to our Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

Directors Selection Procedures

The Nominating and Corporate Governance Committee has a role in identifying director candidates, including the slate of directors presented for election at the Meeting. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received by the Company not less than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2011 Annual Meeting, direct nominations must be received by the Company no later than the close of business on September 14, 2010 nor earlier than the close of business on August 15, 2010.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties.

In evaluating director nominees, the Nominating and Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The Nominating and Corporate Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The board of directors has not set a limit with regard to the number of boards on which our directors may serve, but does consider service on others boards as a factor in the director selection process. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board of directors who are willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the board decides not to nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and board of directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. From time to time, the Company has engaged third parties search firms to identify, evaluate or assist in identifying potential nominees.

Communications with Directors

The board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the board, the non-management directors as a group, or any individual director can write to:

Actuant Corporation

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Attention: Chairman

Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

Certain Relationships and Related Person Transactions

We had no transactions during 2009, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our board of directors has adopted the Code of Conduct which includes written policies and procedures regarding related person transactions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal 2009 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during 2009, no executive officer of the Company served as:

•

a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•

met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2009 with the Company’s management and PricewaterhouseCoopers LLP;

•

discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Auditing Committees;” and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2009.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The board of directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairman

William K. Hall

R. Alan Hunter, Jr.

Robert A. Peterson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides information regarding the fiscal 2009 compensation program for our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers, collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy and the structure of our compensation programs. It includes information on the methodologies used to determine the elements of executive compensation and the reasons we use these elements in our compensation programs.

Oversight of the Executive Compensation Program

The Compensation Committee of the board of directors (the “Committee”) is primarily responsible for administering the Company’s executive compensation programs. Accordingly, the Committee reviews and approves all elements of the executive compensation programs that cover our NEOs. The Committee is comprised of independent directors as defined by the New York Stock Exchange, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. In executing its role, the Committee engages and directs Towers Perrin to advise it on executive compensation matters and to provide industry peer group data along with compensation trends and developments. The Committee has used Towers Perrin as its advisor since fiscal 2003. Additional information about the role and processes of the Committee can be found in the corporate governance section of our website at www.actuant.com.

Executive Compensation Objectives and Process

Our executive compensation program is founded on three guiding principles:

•

Executive compensation is aligned with our overall business strategy of focusing on sales, earnings and return on invested capital (“ROIC”) growth opportunities in all of our businesses, and seeking ongoing improvements in our operating metrics.

•

Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long term shareholder value creation. Stock ownership is an important component of that alignment.

•

Overall compensation targets reflect our intent to pay executive base salaries and total direct compensation (defined as base salary plus annual cash incentives plus the grant date fair value of equity compensation) at levels between the 50th and 75th percentile of the competitive market (based on industry and peer group data). When performance targets are achieved or exceeded by the NEOs, actual compensation may exceed these levels.

The Committee’s objective is to develop a total compensation program that is competitive in the marketplace, motivates and retains a high performing management team, and provides incentives to increase shareholder value. More specifically, the Committee aims to provide a total compensation opportunity for our NEOs that is competitive with that of executives with comparable responsibilities at similar companies.

The Committee reviews the nature and scope of each executive’s skills and responsibilities. In addition, the Committee, with the assistance of Towers Perrin, reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”). The Peer Group consists of publicly traded industrial companies with market capitalization and revenue in a similar range to that of the Company. In addition, the Peer Group companies have global scope and complexity, end market diversification and acquisition growth strategies similar to the Company. Many of the companies in the Peer Group are also identified as comparable or peers to Actuant by the sellside research analysts that provide investment research coverage on Actuant. The Peer Group is reviewed periodically and may change from time to time. In 2008, as a result of this periodic review by the Committee and Towers Perrin, the Peer Group was modified to achieve a more comparable Peer Group. The current Peer Group consists of the following (amounts in billions):

Company Name	Ticker	Revenue (1)	Market Cap (2)
Actuant Corporation	ATU	$1.24	$1.06
A.O. Smith Corp.	AOS	2.30	1.20
Albany International Corp.	AIN	1.09	0.51
AMETEK, Inc.	AME	2.53	3.75
Barnes Group, Inc.	B	1.36	0.87
Belden, Inc.	BDC	2.01	1.07
Brady Corp.	BRC	1.52	1.42
Crane Co.	CR	2.60	1.63
Donaldson Co., Inc.	DCI	2.23	2.76
EnerSys, Inc.	ENS	2.03	1.07
Federal Signal Corp.	FSS	0.96	0.30
Gardner Denver, Inc.	GDI	2.02	1.87
IDEX Corp.	IEX	1.49	2.29
Kennametal, Inc.	KMT	2.59	1.92
Lincoln Electric Holdings, Inc.	LECO	2.48	2.02
Modine Manufacturing Co.	MOD	1.60	0.46
Pall Corp.	PLL	2.57	3.71
Pentair, Inc.	PNR	3.35	2.86
Regal Beloit Corp.	RBC	2.25	1.68
Roper Industries, Inc.	ROP	2.31	4.59
Sauer-Danfoss, Inc.	SHS	2.09	0.35
Snap-On, Inc.	SNA	2.93	2.11
Tecumseh Products Co.	TECUA	0.97	0.19
Thomas & Betts Corp.	TNB	2.47	1.79
Toro Co.	TTC	1.88	1.27
TriMas Corp	TRS	1.02	0.15
Valmont Industries, Inc.	VMI	1.91	1.90
Wabtec Corp.	WAB	1.57	1.75
Watts Water Technologies, Inc.	WTS	1.46	1.04
Woodward Governor Co.	WGOV	1.26	1.60

(1)	Most recently completed fiscal year for which a Form 10-K has been filed.

(2)	Market Capitalization as of October 31, 2009.

When determining individual compensation, the Committee also looks at a broad proprietary database of listed company compensation data provided by Towers Perrin, along with Peer Group compensation. The Committee utilizes these analyses in its annual review and recommendation of NEO compensation. In the case of the NEOs other than the CEO, the Committee also considers the CEO’s compensation recommendations for each of the other NEOs that consider experience, expertise and demonstrated performance.

Components of Executive Compensation for Fiscal 2009

For fiscal 2009, the primary compensation components for the NEOs were base salary, an annual cash incentive, a long-term cash incentive plan, equity compensation (principally stock options) and benefits.

The Committee has fashioned the various components of our 2009 NEO compensation program to meet its overall compensation objectives and believes that this overall program serves to balance both the mix of cash and equity compensation as well as the mix of current and long-term compensation for our NEOs.

Type of Compensation	Objectives Addressed
Base salary and benefits	Competitive compensation
Annual cash incentive, long-term cash incentive, equity compensation	Competitive compensation, retention, alignment with shareholders, value creation, sales and earnings growth

The Committee has no established guidelines or specific targets related to the mix of short and long term compensation. The following is a description of each of the five components of NEO compensation.

Cash Compensation

Base Salary

Base salaries are reviewed annually and are established considering market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to such items as business performance and leadership expectations. We pay between the 50th and 75th percentile of competitive market ranges, unless specific factors such as individual job responsibilities, scope of duties, time in position and the Company’s growth dictate otherwise. The Committee has not set a target for base salary as a percentage of total compensation. The salary amounts set forth in the Summary Compensation Table on page 34 reflect the salary decisions made by the Committee in November 2008 adjusted for a voluntary 10% pay reduction initiated by the NEOs in March 2009.

Annual Cash Incentive

Our NEOs, other executives and substantially all U.S. employees have an opportunity to earn annual cash incentives based on achievement of key financial performance objectives that are approved by the Committee in the first quarter of each fiscal year. A participant, including the NEOs, may receive more or less than the target incentive, which is expressed as a percentage of base salary, depending on actual performance versus objectives for fiscal 2009. Our primary metric for the annual cash incentive was “Combined Management Measure” (“CMM”). The following illustrates the calculation of CMM:

Net Income

+ Financing Costs (Interest Expense)

+ Income Taxes

+ Amortization of Intangible Assets

= EBITA (Earnings Before Interest, Taxes and Amortization)

- Asset Carrying Charge(1)

= Combined Management Measure

(1)	For purposes of determining CMM for the Company as a whole (“Actuant CMM”), Asset Carrying Charge is 12% of intangible assets (such as goodwill, tradenames, patents, etc.) plus 20% of tangible assets other than cash. For purposes of determining CMM for a specific business unit or business segment (“Segment CMM”), Asset Carrying Charge equals 20% of tangible assets other than cash.

We believe CMM is an effective measure of economic profitability and encourages employees to drive both income statement and balance sheet performance. We believe that CMM is closely linked to Return on Invested Capital (“ROIC”), which is an important financial decision making metric at the Company. The CMM metric has been used by the Company for over ten years and has helped drive ROIC and cash flow, which we believe ultimately create shareholder value. This combination of metrics, review of objectives and programs that underlie these metrics along with regular progress reviews ensure that individual performance is in balance and not encouraging undue risk.

The CMM measures we use can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, business restructuring, accounting rule changes, certain other non-cash gains and losses, etc). These items may require that adjustments be made to the CMM calculations in order to accurately determine underlying business performance. All adjustments to the CMM calculation are reviewed and approved by the Committee.

In addition to CMM, Management Business Objectives (“MBOs”) are factored into the performance goals for annual cash incentives. The Company believes that the MBOs emphasize important measures of our success, including, but not limited to, sales growth, product innovation and low cost country sourcing.

NEOs not in charge of business units or segments receive annual cash incentive payments based on the performance of the Company as a whole. NEOs responsible for a business segment are eligible for an annual cash incentive based on Actuant’s CMM, Segment CMM for their respective segment and MBOs. The following illustrates the weighting of each component of our NEOs’ target annual cash incentive for fiscal 2009.

Name	Actuant CMM	Segment CMM	MBOs
Robert C. Arzbaecher	90%	—	10%
William L. Axline	20%	70%	10%
William S. Blackmore	20%	70%	10%
Mark E. Goldstein	90%	—	10%
Andrew G. Lampereur	90%	—	10%

Actual annual cash incentive payments can range from 0% to 250% of the target incentive based on actual performance. The following table sets forth the annual cash incentive opportunities as a percentage of base salary for the NEOs for fiscal 2009:

Name	Threshold	Target	Maximum
Robert C. Arzbaecher	0%	100%	250%
William L. Axline	0%	50%	125%
William S. Blackmore	0%	55%	137.5%
Mark E. Goldstein	0%	70%	175%
Andrew G. Lampereur	0%	60%	150%

The annual cash incentive target percentages vary by NEO and are determined based on each NEO’s scope of duties and responsibilities.

Following the completion of a fiscal year, the Committee determines the extent to which the established goals for the annual cash incentives were satisfied. The fiscal 2009 CMM performance target for the Company as a whole represents a year-over-year improvement from Actuant’s 2008 CMM. We believe that disclosing the method used to determine the specific annual cash incentive plan performance targets would reveal confidential financial information about the Company and Segment performance and therefore have chosen not to disclose it in this report as allowed under Item 402(b) of Regulation S-K. Furthermore, absolute CMM targets are impacted by acquisitions completed during the fiscal year, as well as changes in foreign currency exchange rates. In order to illustrate the historical level of performance against targets and subsequent achievement of annual cash incentive financial targets, we have included the following summary of the actual annual cash incentive payout percentages achieved by our CEO, expressed as a percentage of base salary, for the last five fiscal years.

2005	81%
2006	169%
2007	125%
2008	136%
2009	0%

During the 5 year timeframe prior to fiscal 2009, Actuant’s shareholders experienced a 19.7% compound annual growth rate on their investment. The global economic recession had a significant adverse impact on the Company’s financial results for fiscal 2009, similar to most industrial businesses, and resulted in a significant stock price decline from August 31, 2008 to August 31, 2009. Despite the significant adverse impact on the Company’s financial results, fiscal 2009 CMM performance targets were not adjusted after being established by the Committee in November 2008. The result was no annual cash incentives being earned by the NEOs for fiscal 2009, as reflected in the Summary Compensation Table on page 34. We believe that the targets under the Company’s annual cash incentive plan are aligned with shareholder interests. NEOs have a deferral opportunity with respect to their annual cash incentive and base salary (see “Employee Deferred Compensation Plan” on page 32).

Long-Term Cash Incentive Plan

Our Long-Term Cash Incentive Plan (“LTIP”), approved by shareholders in 2006 and effective as of May 1, 2006, provides a cash incentive for certain executive officers of the Company to increase long-term shareholder value by providing an opportunity to receive a cash incentive payment based on the Company attaining a common stock price target. The primary objectives of the LTIP are to provide a retention mechanism for the participants and to provide an additional cash incentive directly linked to long-term shareholder value creation. The following NEOs are eligible to participate in the LTIP: Robert Arzbaecher, William Blackmore, Mark Goldstein and Andrew Lampereur. Mr. Axline is not a participant in this plan, as he was not an executive officer at the inception of the LTIP, which is a closed plan. The LTIP covers an eight-year measurement period running from May 1, 2006 to May 1, 2014. The amount of compensation to be paid to the four participants, if any, is based on the timing of the Company’s common stock price being at least $50 for 30 consecutive trading days. At the time the LTIP was approved by shareholders in 2006, the hypothetical attainment of the $50 per share stock price target would have resulted in approximately $1.6 billion in incremental shareholder value creation. The $50 per share performance target may be equitably adjusted to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares. In the event of a sale of over 50% of the outstanding shares of common stock of the Company, the $50 per share stock price target will be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $50 per share.

The overall pool amount under the LTIP is based on the time it takes to achieve the $50 per share stock price performance target, as summarized below:

Date Performance Target Is Met	LTIP Payout Pool
Before May 1, 2011	$20.0 million
Between May 1, 2011 and 2012	16.6 million
Between May 1, 2012 and 2013	13.3 million
Between May 1, 2013 and 2014	10.0 million
After May 1, 2014 or not met	0

The compensation payable to the LTIP participants is a percentage of the overall LTIP pool, as follows:

LTIP Participant	Share of Payout Pool
Robert C. Arzbaecher	50%
William S. Blackmore	16.66%
Mark E. Goldstein	16.66%
Andrew G. Lampereur	16.66%

Mr. Arzbaecher’s share of the pool is reflective of his role and broad responsibilities as Chief Executive Officer. No pro-ration or payment will be made if the performance target is not met by May 1, 2014. In addition, no payout can be made prior to May 2011 even if the stock price performance target is met prior to that date. In the event the employment of any of the four LTIP participants is terminated prior to the performance target being met, no payout will be made to the terminated individual and the associated pro-rata share will not be reallocated to the remaining participants.

Equity Compensation

The Committee believes that a meaningful portion of each NEO’s compensation should be in the form of equity awards, which serve to directly align the interests of the NEO and shareholders. In order to assist in retaining executive talent, the equity awards include vesting requirements based on the passage of time and continued employment. Equity awards to our NEOs are made pursuant to the 2009 Omnibus Plan. The 2009 Omnibus Plan allows for the use of a wide variety of equity-based awards, including stock options, restricted stock and restricted stock units.

A description of the form of equity awards that have been made to NEOs in 2009 under the 2009 Omnibus Plan follows:

Stock Options. Stock options granted under the 2009 Omnibus Plan vest on the basis of the passage of time and continued employment. Stock options granted to NEOs since January 2006 generally become 50% exercisable three years after the grant date and fully exercisable five years after the grant date as long as the holder is still employed by the Company. The Committee has the ability to establish both the term and vesting schedule for new stock option grants within the parameters of the 2009 Omnibus Plan. All options are granted following the Committee’s authorization, with an exercise price equal to the average of the opening and closing market price of a share of common stock on the date of grant, and have a ten-year term. There is no mandatory period for holding shares acquired upon the exercise of stock options. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock. Restricted stock generally vests either (i) 50% on the third anniversary of the date of grant and 50% on the fifth anniversary of the grant date provided that the holder is still employed by the Company or (ii) once performance conditions tied to financial results are achieved. Dividends are not paid on the unvested restricted stock. The Committee has the ability to establish both the term and vesting schedule for new restricted stock grants within the parameters of the 2009 Omnibus Plan. There is no mandatory period for holding restricted stock after vesting.

Performance Based Restricted Stock (“Medium-Term Incentive Plan”). In fiscal 2009, the Company established a three-year medium-term incentive plan for its executive officers, other than Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, under which shares of restricted stock were granted to participants. Messrs. Axline and Blackmore each received medium-term incentive grants of 15,000 shares of restricted stock issued under our 2009 Omnibus Plan during fiscal 2009. The shares of restricted stock subject to these awards will vest if certain segment financial targets are achieved for the 36 months following the grant. If the financial targets are not met, then the restricted stock issued under the medium-term incentive plan will be forfeited.

The amount of equity compensation that is awarded to each of our NEOs in a given year is generally determined by reference to compensation survey data for the prior year gathered by Towers Perrin, along with Peer Group compensation. In general, the Committee each year approves an equity award or awards for each NEO that is between the 50th percentile and the 75th percentile when compared to the other companies included in the Peer Group or in Towers Perrin’s database. The percentage that the Committee selects is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation as well as a given executive’s performance and total direct compensation compared to market total direct compensation.

Practices Regarding the Grant of Options and Restricted Stock

The Committee has generally followed a practice of making all annual option and restricted stock grants to its NEOs on a single date each year and at a time when material information regarding our performance for the preceding year and our outlook for the current fiscal year have been publicly disclosed. In fiscal 2009, the Committee granted NEO equity awards at its regularly scheduled January 2009 meeting. The Company has not historically, nor does it intend to in the future, time stock awards with the release of public information. While the vast majority of our awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, such as in connection with the initial hiring of a new officer, in connection with promotions, for retention purposes or otherwise. For example, the Committee granted a 40,000 share restricted stock grant to Mr. Goldstein in conjunction with his promotion to Chief Operating Officer in June 2007.

Stock Ownership Requirements

To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted, as follows:

Name	Multiple of Base Salary Required to be held in Actuant Stock
Robert C. Arzbaecher	5X
William L. Axline	3X
William S. Blackmore	3X
Mark E. Goldstein	3X
Andrew G. Lampereur	3X

For calculation purposes, stock ownership includes the value of “in the money” vested options, vested restricted stock, shares held in an executive officer’s 401(k) account and deferred compensation accounts as well as shares owned outright or by family members. It does not include the value of unvested options or restricted stock.

Executive officers, including the NEOs, have three years from their date of appointment to comply with the ownership requirements. With the exception of Mr. Axline who joined the Company in 2008, all NEOs have been in their position for at least 3 years and meet the requirement. Mr. Axline has until January 2011 to meet the requirement. There is no formal policy on the consequence for non-compliance with the ownership requirements. To assist our executive officers in meeting the ownership requirements, the Company adopted an executive officer stock option matching program in fiscal 2006. Under this program, the Company matches certain share purchases made by new executives with an equal number of stock options that vest after five years. We believe the stock option matching program allows the Company to attract new and retain existing executives. Mr. Axline participated in the stock option matching program during fiscal 2009, and was granted stock options to acquire 8,000 shares of common stock.

Benefits

We provide benefit programs to our employees, including NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, in certain cases, including where Internal Revenue Service limits or other regulations prevent equitable treatment, modifications may be made. The following table summarizes such benefit plans and eligibility:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Supplemental Executive Retirement Plan (SERP)	Not Offered	Not Offered	Not Offered
401(k) Plan	✓	✓	✓
401(k) Restoration Plan (1)	✓	✓	✓
Employee Deferred Compensation Plan (2)	✓	✓	✓
Post Employment Medical/Dental	Not Offered	Not Offered	Not Offered
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Ins. (3)	✓	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	Selectively	Not Offered	Not Offered

(1)	Offered to U.S. employees with total annual cash compensation in excess of $225,000.

(2)	Offered to U.S. employees with base salary in 2009 greater than $105,000.

(3)	Company paid.

401(k) and Restoration Plans

Under our 401(k) Plan (the “401(k) Plan”), a tax-qualified retirement savings plan, non-bargaining unit employees, including our NEOs, may contribute eligible base compensation up to Internal Revenue Service limits. For calendar year 2009, the maximum contribution by employees under the age of 50 to the 401(k) Plan was $16,500 while catch up contributions of an additional $5,500 were allowed for those over the age of 50. The Company generally provides a “core” contribution equal to three percent of cash compensation (subject to IRS compensation limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% on voluntary employee contributions from $300 to 6% of eligible compensation. We maintain the 401(k) Plan for our U.S. employees, including our NEOs, to encourage them to save for their eventual retirement as well as for competitive compensation purposes. We also have a Restoration Plan tied to the 401(k) plan. This plan, available to the NEOs and other employees in the United States with annual cash compensation in excess of $225,000, allows participants to receive a core contribution calculated as if no IRS limits were in place. We maintain the Restoration Plan because we believe that it is not equitable to limit the Company core contribution to the 401(k) plan based on the IRS compensation limits noted above. All Company contributions pursuant to the Restoration Plan are made in the form of Actuant common stock and are contributed into each eligible participant’s deferred compensation account. As a result of the weak economic conditions and the Company’s efforts to reduce costs, the core contribution and Restoration Plan were temporarily suspended for fiscal 2009.

Employee Deferred Compensation Plan

Actuant has a deferred compensation plan that allows eligible employees (U.S. based employees with annual base salary greater than $105,000) to defer receipt of salary and/or annual cash incentives on a pre-tax basis. There is no limit to the amounts of either salary or incentives that participants can defer. Deferred amounts can be invested, in whole or in part, in a non-funded interest bearing account or a common stock fund account. The non-funded interest bearing account was credited at a rate of 8.0% for fiscal 2009 deferrals. The rate for new deferrals is established each year by the Compensation Committee with reference to market interest rates for subordinated notes of companies with similar credit ratings to the Company. The common stock fund account return mirrors the performance of the Company’s stock price. Shares of the common stock equal to the value of deferred contributions to the common stock fund account are contributed by the Company and held in a rabbi trust. Upon distribution, deferred amounts invested in the interest plan are paid out of the Company’s general assets while such number of shares contributed by the Company (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund account distribution requirements.

Other Benefits

The Company believes NEO perquisites and other benefits should be limited in scope and value and should be offered to our NEOs primarily to provide a market competitive compensation package. In addition to competitive compensation, certain of the perquisites are provided for other business purposes. For example, financial planning services are offered to assist our NEOs in meeting their Actuant stock ownership guidelines without compromising diversification of their personal investment portfolios. Club dues, which are only provided to the CEO (Arzbaecher) and COO (Goldstein), are used for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use. NEO personal use of the company plane is capped at 24 hours of flight time for Mr. Arzbaecher and 12 hours for Messrs. Goldstein and Lampereur. The Committee reviews personal aircraft usage on a quarterly basis. All perquisites are reviewed and approved by the Committee and are capped at various levels. The other benefits earned by our NEOs in 2009 are included in the All Other Compensation Table on page 35.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its Chief Executive Officer or any of the other NEOs. Performance-based compensation (i.e. annual cash incentive, medium-term plan awards and LTIP) is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its plans comply with Section 162(m) regulations. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Performance and Compensation of Named Executive Officers in Fiscal 2009

There were no annual cash incentives earned by the NEOs for fiscal 2009. The global economic recession had a significant adverse impact on the Company’s financial results for fiscal 2009, similar to most industrial businesses. Fiscal 2009 targets were not adjusted after being established by the Committee in November 2008.

The Company evaluates the performance of its executives (other than the CEO) through annual reviews completed by the CEO and reviewed by the Committee. The Committee evaluates the performance of the CEO annually. The Committee judged the performance of each of the NEOs in fiscal 2009 to have met or exceeded expectations.

Conclusion

Each year the Committee reviews the total compensation package available to each of the NEOs to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. The Committee also reviews the accumulated wealth that each NEO has achieved as a result of equity awards and retirement benefits provided by the Company, the number of shares of our common stock held by our NEOs, and the particular incentives, vesting requirements and agreements that encourage our NEOs to continue in our employment. The Committee believes our compensation processes, policies and programs for NEOs, including the processes it follows when determining the compensation of our CEO, further our compensation goals and objectives, are consistent with good corporate governance practices, effectively tie executive compensation to our performance and shareholder value, and induce our key executives to continue to render outstanding service on behalf of the Company.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Dennis K. Williams, Chairman

Gurminder S. Bedi

Robert A. Peterson

Holly A. Van Deursen

Summary Compensation Table

The following table sets forth the total compensation paid or earned during the fiscal years ended August 31, 2009, 2008 and 2007 by the NEOs:

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Employee Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (6)	Total ($)
Robert C. Arzbaecher	2009	$765,000	—	$1,376,886	—	$20,434	$75,615	$2,237,935
President and Chief	2008	850,000	—	1,097,424	$1,156,000	62,222	66,653	3,232,299
Executive Officer	2007	800,000	—	1,069,842	968,924	69,427	55,372	2,963,565

William L. Axline(5)	2009	$324,000	—	$104,181	—	—	$214,948	$643,129
Executive Vice President— Electrical	2008	221,538	—	117,712	$39,877	—	32,979	412,106

William S. Blackmore	2009	$360,000	—	$311,075	—	$27,673	$14,503	$713,251
Executive Vice President—	2008	400,000	—	259,650	$354,200	24,026	13,995	1,051,871
Engineered Solutions	2007	375,000	—	261,628	119,378	19,101	13,241	788,348

Mark E. Goldstein	2009	$472,500	$208,750	$400,969	—	$42,445	$30,284	$1,154,948
Executive Vice President and	2008	525,000	208,752	328,877	$499,800	40,351	16,803	1,619,583
Chief Operating Officer	2007	450,000	34,792	317,792	232,956	41,689	10,970	1,088,199

Andrew G. Lampereur	2009	$369,000	—	$353,017	—	$43,808	$12,650	$778,475
Executive Vice President and	2008	410,000	—	292,210	$334,560	38,676	28,393	1,103,839
Chief Financial Officer	2007	375,000	—	280,674	249,801	32,414	15,306	953,195

(1)	For fiscal 2009, base salary represents 34%, 50%, 50%, 41% and 47% of total compensation for Messrs. Arzbaecher, Axline, Blackmore, Goldstein and Lampereur, respectively. The Compensation Committee agreed to maintain 2009 base salaries for NEOs at the same level as 2008. As a result of the global economic downturn and an effort to reduce cost, the NEOs voluntarily reduced their salaries by 10% effective March 1, 2009. Following this reduction, base salaries were $765,000, $324,000, $360,000, $472,500 and $369,000 for Messrs. Arzbaecher, Axline, Blackmore, Goldstein and Lampereur, respectively. The NEOs also participated in a Company-wide furlough program which resulted in an additional 5% reduction in base salary from May 11, 2009 through August 28, 2009. For fiscal 2008, base salary represents 26%, 54% 38%, 32% and 37% of total compensation for Messrs. Arzbaecher, Axline, Blackmore, Goldstein and Lampereur, respectively. For fiscal 2007, base salary represents 27%, 48%, 41% and 39% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein and Lampereur, respectively. Amounts shown for salaries in 2009, 2008 and 2007 are gross salary at August 31, 2009, 2008 and 2007.

(2)	Stock Awards and Option Awards represent the pro-rata compensation cost included in the Company’s financial statements for all outstanding share based awards granted in the current year and in prior years. This compensation cost for stock options and restricted stock was calculated pursuant to Statement of Financial Accounting Standards No. 123(R), which requires an issuer recognize the grant date fair value of an award over the requisite service period. The fair value of the share based awards was determined based on the market price of the Company’s common stock on the date of grant. No compensation expense was recorded for performance based awards under the medium- term incentive plan in fiscal 2009 based on the financial results of the year. The compensation costs exclude the impact of forfeitures until they actually occur. No NEOs forfeited share based awards during fiscal 2009 or 2008. Assumptions used in the calculation of the compensation amounts are included in the footnotes to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2009.

(3)	Reflects amounts earned for fiscal 2008 and 2007, respectively, under the annual cash incentive plan. No amounts were earned under the annual cash incentive plan for fiscal 2009.

(4)	Reflects the 401(k) Restoration Plan contributions made by Actuant and the portion of interest, credited by Actuant, on Employee Deferred Compensation Plan assets that exceeds the SEC benchmark “market” rate (120% of the applicable federal long term rate). As a result of the weak economic conditions and the Company’s efforts to reduce costs, the Restoration Plan was suspended and there were no contributions to the Restoration Plan in 2009.

(5)	The table reflects Mr. Axline’s fiscal 2008 compensation for the period he was with the Company (Mr. Axline joined the Company in January 2008).

(6)	Reflects all other compensation, as summarized in the following table:

All Other Compensation

Name	Year	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (1)	Club Dues	Financial Planning	Relocation	Total (2)
Robert C. Arzbaecher	2009	$8,326	$6,656	—	$51,200	$9,433	—	—	$75,615
	2008	6,905	4,534	$6,373	36,300	7,541	$5,000	—	66,653
	2007	7,321	2,593	3,440	36,500	5,518	—	—	55,372

William L. Axline	2009	$5,498	2,730	—	—	—	—	$206,720	$214,948
	2008	—	—	—	—	—	—	32,979	32,979

William S. Blackmore	2009	$8,186	$6,317	—	—	—	—	—	$14,503
	2008	7,193	3,252	$3,550	—	—	—	—	13,995
	2007	7,287	2,354	3,600	—	—	—	—	13,241

Mark E. Goldstein	2009	$6,401	$5,840	$5,490	$9,600	$2,953	—	—	$30,284
	2008	5,667	3,948	4,236	—	2,952	—	—	16,803
	2007	6,151	1,892	—	—	2,927	—	—	10,970

Andrew G. Lampereur	2009	$9,279	$3,371	—	—	—	—	—	$12,650
	2008	9,790	4,806	—	$12,400	—	1,397	—	28,393
	2007	11,456	—	$3,850	—	—	—	—	15,306

(1)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

(2)	Benefits available to substantially all U.S. employees, such as medical, dental, life insurance and 401(k) employer match and core contributions are not included.

Grants of Plan-Based Awards

The following table sets forth the range of payouts for fiscal 2009 performance under the annual cash incentive plan as well as equity compensation awards in fiscal 2009:

	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Award(s) (1)			Restricted Stock Awards: Number of Shares (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Robert C. Arzbaecher	1/9/09	—	—	—	—	333,333	$18.33	$2,280,250
	11/6/08	$ 0	$765,000	$1,912,500	—	—	—	—

William L. Axline	1/9/09	—	—	—	—	51,700	$18.33	$353,667
	1/9/09	—	—	—	15,000	—	—	274,950
	11/6/08	$ 0	$162,000	$405,000	—	—	—	—
	10/17/08	—	—	—	—	8,000	17.58	52,487

William S. Blackmore	1/9/09	—	—	—	—	58,300	$18.33	$398,816
	1/9/09	—	—	—	15,000	—	—	274,950
	11/6/08	$ 0	$198,000	$495,000	—	—	—	—

Mark E. Goldstein	1/9/09	—	—	—	—	100,000	$18.33	$684,076
	11/6/08	$ 0	$330,750	$826,875	—	—	—	—

Andrew G. Lampereur	1/9/09	—	—	—	—	92,000	$18.33	$629,350
	11/6/08	$ 0	$221,400	$553,500	—	—	—	—

(1)	These columns show the range of payouts under the fiscal 2009 annual cash incentive plan described on page 26. The actual payouts for fiscal 2009 performance are described in “Performance and Compensation of Named Executive Officers in 2009” on page 32 and shown in the Summary Compensation Table on page 34.

(2)	Reflects performance based restricted stock granted to Messrs. Axline and Blackmore under the medium-term incentive plan during fiscal 2009.

(3)	Reflects the grant of options under the Company’s 2009 Omnibus Incentive Plan. The options became 50% exercisable three years after the grant date and fully exercisable five years after the grant date, except for the 8,000 stock options granted to Mr. Axline under the stock option matching program which became exercisable on the fifth anniversary of the grant date.

(4)	Reflects the total fair value of stock option awards and performance based restricted stock awards granted in fiscal 2009. This fair value, as determined pursuant to Statement of Financial Accounting Standards No. 123(R), will be expensed in the Company’s financial statements over the multi-year vesting period of the awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the NEOs at August 31, 2009.

	Option Awards						Restricted Stock Awards
	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	10/27/2001	200,000	—		$6.57	10/24/2011	—			—
	1/13/2003	180,000	—		11.97	1/13/2013	—			—
	10/21/2003	80,000	—		15.91	10/21/2013	—			—
	4/29/2004	92,760	—		17.12	4/29/2014	—			—
	10/27/2004	75,000	75,000	(2)	20.05	10/27/2014	—			—
	1/12/2006	75,000	75,000	(2)	28.11	1/12/2016	—			—
	1/16/2007	—	160,000	(3)	23.64	1/16/2017	—			—
	1/14/2008	—	170,000	(3)	28.36	1/14/2018	—			—
	1/9/2009	—	333,333	(3)	18.33	1/9/2019	—			—

William L. Axline	1/14/2008	—	30,000	(3)	$28.36	1/14/2018	—			—
	7/8/2008	—	12,000	(4)	30.24	7/8/2018	—			—
	10/17/08	—	8,000	(4)	17.58	10/17/2018	—			—
	1/9/2009	—	51,700	(3)	18.33	1/9/2019	15,000	(5)		$211,950

William S. Blackmore	7/8/2002	20,000	—		$9.65	7/8/2012	—			—
	1/13/2003	36,000	—		11.97	1/13/2013	—			—
	10/21/2003	32,000	—		15.91	10/21/2013	—			—
	10/27/2004	20,000	20,000	(2)	20.05	10/27/2014	—			—
	1/12/2006	18,750	18,750	(2)	28.11	1/12/2016	—			—
	7/6/2006	—	2,000	(3)	24.77	7/6/2016	—			—
	1/16/2007	—	42,500	(3)	23.64	1/16/2017	—			—
	1/14/2008 1/9/2009	— —	36,000 58,300	(3) (3)	28.36 18.33	1/14/2018 1/9/2019	— 15,000	(5)	$	— 211,950
Mark E. Goldstein	3/27/2001	48,000	—		$3.42	3/27/2011	—			—
	10/24/2001	56,000	—		6.57	10/24/2011	—			—
	1/13/2003	48,000	—		11.97	1/13/2013	—			—
	10/21/2003	48,000	—		15.91	10/21/2013	—			—
	10/27/2004	24,000	24,000	(2)	20.05	10/27/2014	—			—
	1/12/2006	21,250	21,250	(2)	28.11	1/12/2016	—			—
	7/6/2006	—	5,000	(3)	24.77	7/6/2016	—			—
	1/16/2007	—	50,000	(3)	23.64	1/16/2017	—			—
	6/25/2007	—	—		—	—	40,000	(6)		$565,200
	1/14/2008	—	50,000	(3)	$28.36	1/14/2018	—			—
	1/9/2009	—	100.000	(3)	18.33	1/9/2019

Andrew G. Lampereur	8/6/2000	64,000	—		$4.65	8/9/2010	—			—
	10/24/2001	48,000	—		6.57	10/24/2011	—			—
	1/13/2003	48,000	—		11.97	1/13/2013	—			—
	10/21/2003	48,000	—		15.91	10/21/2013	—			—
	10/27/2004	20,000	20,000	(2)	20.05	10/27/2014	—			—
	1/12/2006	18,750	18,750	(2)	28.11	1/12/2016	—			—
	1/16/2007	—	42,500	(3)	23.64	1/16/2017	—			—
	1/14/2008	—	50,000	(3)	28.36	1/14/2018	—			—
	1/9/2009	—	92,000	(3)	18.33	1/9/2019	—			—

(1)	Market value has been computed by multiplying the $14.13 closing price of the Company’s common stock on August 31, 2009 (the last trading day of fiscal 2009) by the number of shares of restricted stock.

(2)	Remaining unvested options become exercisable on the fifth anniversary of the grant date.

(3)	Fifty percent become exercisable on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)	Options become exercisable on the fifth anniversary of the grant date.

(5)	Subject to performance conditions which must be achieved within 36 months or no vesting will occur. See “Executive Compensation-Equity Compensation-Performance Based Restricted Stock” for additional information regarding the performance conditions associated with the medium-term incentive plan awards.

(6)	Fifty percent become vested on the third anniversary and twenty-five percent become exercisable on each of the fourth and fifth anniversaries of the grant date.

Equity Awards Exercised and Vested in Fiscal 2009

The following table sets forth certain information with respect to the exercise of stock options held by the NEOs in fiscal 2009. No restricted stock held by the NEOs vested in fiscal 2009.

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert C. Arzbaecher	336,000	$5,176,920
William L. Axline	—	—
William S. Blackmore	—	—
Mark E. Goldstein	—	—
Andrew G. Lampereur	41,600	230,152

(1)	Value realized on exercise reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares exercised.

Nonqualified Deferred Compensation

The table below describes individual executive contributions, company contributions, credited earnings, withdrawals, and the aggregate balance for each NEO:

Name	NEO Contributions in Fiscal 2009	Actuant Contributions (1)	Aggregate Investment Earnings in Fiscal 2009 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at August 31, 2009 (3)
Robert C. Arzbaecher	$—	$—	$(80,278)	$—	$861,209
William L. Axline	39,299	—	(8,346)	—	30,953
William S. Blackmore	252,438	—	49,748	—	1,108,781
Mark E. Goldstein	308,430	—	(76,506)	—	1,767,675
Andrew G. Lampereur	308,839	—	83,915	—	1,714,777

(1)	As result of the weak economic conditions and the Company’s efforts to reduce costs, the Company temporarily suspended the 401(k) Restoration Plan in 2009 which resulted in no Company contributions to the Nonqualified Deferred Compensation Plan in 2009. For more information on the 401(k) Restoration Plan, see page 31.

(2)	Represents both credited interest and the appreciation (depreciation) of Actuant’s stock included in each NEO’s deferred compensation account. Interest credited by the Company in fiscal 2009 for each NEO was as follows: Mr. Arzbaecher—$56,371; Mr. Axline—$-0-; Mr. Blackmore—$76,338; Mr. Goldstein—$117,104; and Mr. Lampereur—$120,851. Interest was earned on deferred balances at various rates based on the year deferred with a rate of 8.0% for fiscal 2009 contributions. While the rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the non-secured and non-funded nature of the Employee Deferred Compensation Plan. The difference between the interest credited and the SEC benchmark “market” rate of 5.1% is included under the caption “Employee Deferred Compensation Earnings” in the Summary Compensation Table on page 34 and is summarized as follows by NEO: Mr. Arzbaecher—$20,434; Mr. Axline—$-0-; Mr. Blackmore—$27,673; Mr. Goldstein—$42,445; and Mr. Lampereur—$43,808.

(3)	The aggregate balance of August 31, 2009 includes the balance in each NEO’s participant account.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2009, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	6,323,776	$18.20	1,425,480
Equity compensation plans not approved by security holders	—	—	—

Total	6,323,776	$18.20	1,425,480

As of November 10, 2009, there were 1,529,975 shares available for issuance under the 2009 Omnibus Plan. Shares of common stock subject to outstanding awards, as of November 10, 2009, included 472,524 restricted stock awards subject to vesting provisions and 5,720,402 stock options. The stock options have a weighted average exercise price of $19.71 and a weighted average remaining life of 6.17 years.

Pension Benefits

The Company does not offer defined benefit plans to its NEOs, and therefore no pension benefit compensation was earned by the NEOs.

Potential Payments Upon Termination of Employment or Change In Control

Change in Control Arrangements

We have entered into change in control agreements with each of the NEOs, whereby we have agreed to provide these executives with termination benefits upon termination of employment following both a change in control and a triggering event. The Company believes the arrangements are needed in order to provide for continuity of the leadership team leading up to and after a change in control. In addition, these arrangements are necessary to attract and retain highly qualified executives.

A triggering event is defined as:

•

a material reduction in the base salary paid by the Company to the executive or (b) a material reduction in the executive’s bonus opportunity or (c) materially reducing the total aggregate value of the benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the six month period immediately preceding the change in control;

•

a material reduction in the executive’s authority, responsibilities or duties or a material diminution in the authority, reasonability or duties of the supervisor to whom the executive is required to report, from the levels existing at the time of a change in control or during the six month period immediately preceding the change in control; or

•

a change in the location or headquarters where the executive is expected to provide services that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period immediately preceding the change in control.

A change in control is defined as:

•

the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, along with other holdings, constitutes more than 50% of the stock of the Company measured in terms of voting power, other than in a public offering;

•

the date that any one person, or more than one person acting as a group, acquires (or has acquired during the prior 12-month period) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•

the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

•	the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.

The terms and conditions of the change in control agreements for the NEOs are uniform and do not vary significantly by executive. The agreement states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to a multiple of base salary and annual cash incentive. In addition, the executive would continue to receive benefits available to that NEO at the time of termination for a certain period after that termination. The following table illustrates the change of control provisions for the NEOs:

Name	Multiple of Base Salary Paid	Multiple of Annual Cash Incentive Paid	Benefit Program Continuance
Robert C. Arzbaecher	2X	2X	2 years
William L. Axline	1X	1X	2 years
William S. Blackmore	2X	2X	2 years
Mark E. Goldstein	2X	2X	2 years
Andrew G. Lampereur	2X	2X	2 years

The base salary and the annual cash incentive utilized in determining the payout represent the highest base salary paid in the two years prior to the change in control and the highest annual incentive paid in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans and 2009 Omnibus Incentive Plan permit the Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of Company common stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

During 2007, the Company entered into a Retention Agreement (the “Agreement”) with Mr. Blackmore. The Agreement amended the existing Change in Control Agreement between the Company and Mr. Blackmore to provide that he will be entitled to certain payments and benefits if he terminates his employment for good reason within six months prior to a change in control, in addition to already being entitled to such payments if his employment is terminated by the Company without cause during that period. If Mr. Blackmore resigns for good reason or is terminated by the Company without cause, he will be entitled to his base salary and associated benefits for one year from his termination or resignation, or his base salary and associated benefits through December 31, 2009, whichever period is longer. The vesting of all options previously granted to him will be accelerated under these circumstances to the extent they would otherwise vest if he remained employed until December 31, 2009. The options would remain exercisable until December 31, 2010. If Mr. Blackmore leaves the Company before December 31, 2009 other than for good reason, or if the Company terminates him for cause, he will not be entitled to any further compensation beyond his base salary through his last day of employment. Good Reason means any of the following: (i) the Company’s material breach of its obligations under the Agreement, or (ii) a material reduction in authority, position, duties or responsibilities, but in each case only if such Good Reason has not been corrected or cured by the Company within six months after receipt of written notice within 60 days of the initial existence of the condition. Termination for cause is defined as resulting from, among others, misappropriation of funds, habitual substance abuse, conviction of a crime, and gross negligence in performance of his duties.

Taking into account the specific terms of each NEO’s change in control agreement (as summarized on page 40), the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2009 after a triggering event:

Name	Base Salary	Annual Cash Incentive (1)	Stock Options (2)	Stock Awards (3)	Excise Tax Gross Up (4)	Benefits (5)	Total
Robert C. Arzbaecher	$1,700,050	$2,312,000	—	—	$1,427,131	$209,583	$5,648,764
William L. Axline	360,000	39,877	—	$211,950	230,404	69,737	911,968
William S. Blackmore	800,000	708,400	—	211,950	620,131	114,076	2,454,557
Mark E. Goldstein	1,050,053	999,600	—	565,200	936,929	156,700	3,708,482
Andrew G. Lampereur	820,030	669,120	—	—	538,129	102,702	2,129,981

(1)	Represents annual cash incentive plan payout. Actual payout will be based on the highest annual cash incentive paid during the previous 3 years, multiplied by the “Multiple of Annual Cash Incentive Paid” shown in the table on page 41.

(2)	Represents the intrinsic value (difference between the closing trading price and exercise price, multiplied by the number of shares subject to the option) of unvested stock options at August 31, 2009. The intrinsic value of unvested stock options is zero at August 31, 2009, as a result of the exercise prices of the unvested stock options exceeding the closing price of the Company’s common stock on August 31, 2009 of $14.13.

(3)	Represents market value of unvested restricted stock based on the closing trading price ($14.13) of the Company’s common stock at August 31, 2009 (the last trading day of fiscal 2009).

(4)	Represents the estimated amount payable for excise and related income taxes owed on severance-related payments following a change in control and termination of employment based on applicable Internal Revenue Code provisions.

(5)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 31.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 40) would be the “Stock Options” and “Stock Awards” columns in the table above.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit and annual cash incentive. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit, and annual cash incentive payout after six months of disability. All stock options and restricted stock would become 100% vested.

Severance Arrangements

The Company does not have a formal severance plan for other forms of employment termination, other than for Mr. Blackmore. Because of Mr. Blackmore’s Retention Agreement, payments from the Company will be due to Mr. Blackmore for termination without cause or resignation with good reason on or before December 31, 2009, including his base salary and associated benefits through December 31, 2009. If terminated at August 31, 2009, payments would include aggregate base salary ($125,000), excise tax gross up value of $47,905 and welfare benefits of $16,708. Mr. Blackmore would also be entitled to receive accelerated vesting of his stock options (no expense to the Company based on the $14.13 market price of the Company’s stock at August 31, 2009). No amounts would be payable to Mr. Blackmore for termination with cause or resignation without good reason.

Whether and to what extent the Company would provide severance benefits to any of the other NEOs upon termination (other than due to a change in control) is discretionary and would be negotiated on a case-by-case basis. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $40,000 for serving on the board of directors and an annual retainer of $15,000, $10,000 and $10,000 for serving on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. The chairperson of the Compensation Committee and Nominating and Corporate Governance Committee each receives an additional annual fee of $5,000 and the chairperson of the Audit Committee receives an additional annual fee of $10,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal 2008, the Company paid the lead director, William K. Hall, an additional annual retainer of $20,000 for his service in such position. The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the board believe management access to the board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the board is provided in the form of stock options. We believe that it is important to align the interests of the Board members to that of the Company’s shareholders. In fiscal 2009, each non-employee director, with the exception of William P. Sovey and Larry D. Yost, who did not stand for re-election in January 2009, was granted an option to purchase 15,000 shares of Company common stock at an exercise price of $18.33 per share (market value of the Company’s common stock on the date of grant) under the 2009 Omnibus Plan. Under the terms of the plan, stock options vest after eleven months and have a ten year life.

Directors who are our employees receive no additional compensation for service as a director. In fiscal 2009, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Lead Director Fee ($)	Option Awards ($) (1)	Outside Directors’ Deferred Compensation Earnings ($) (2)	Total ($)	Grant Date Fair Value ($) (3)	Outstanding Stock Options at Fiscal Year End (#)
Gurminder S. Bedi	$30,000	$15,000	n/a	$65,298	n/a	$110,298	$102,611	15,000
Thomas J. Fischer	40,000	25,000	n/a	94,910	n/a	159,910	102,611	63,000
William K. Hall	40,000	30,000	$20,000	94,910	—	184,910	102,611	87,000
R. Alan Hunter	40,000	25,000	n/a	94,910	—	159,910	102,611	23,000
Robert A. Peterson	40,000	25,000	n/a	94,910	—	159,910	102,611	63,000
William P. Sovey (4)	10,000	2,500	n/a	29,612	—	42,112	—	84,000
Holly A. Van Deursen	40,000	20,000	n/a	65,298	n/a	125,298	102,611	15,000
Dennis K. Williams	40,000	15,000	n/a	94,910	n/a	149,910	102,611	31,000
Larry D. Yost (4)	10,000	2,500	n/a	29,612	—	42,112	—	36,000

(1)

Option Awards represent the pro-rata compensation cost included in the Company’s financial statements for all outstanding share based awards granted in the current year and in prior years. This compensation cost was calculated pursuant to Statement of Financial Accounting Standards No. 123(R), which requires an issuer recognize the grant date fair value of an award over the requisite service period. The fair value of the share based awards was determined based on the market price of the Company’s common stock on the date of grant. The compensation cost excludes the impact of forfeitures until they actually occur. Assumptions used in the calculation of the compensation amounts are included in the footnotes to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 28, 2009.

(2)	The Outside Directors’ Deferred Compensation Plan consists solely of phantom stock units, which are settled in Actuant common stock generally following the director’s termination of service.

(3)	Represents the fair value of stock options granted during fiscal 2009. This fair value, as determined pursuant to Statement of Financial Accounting Standards No. 123(R), will be expensed in the Company’s financial statements in fiscal 2009, with the balance in fiscal 2010.

(4)	William P. Sovey and Larry D. Yost did not stand for re-election in January 2009.

Similar to the NEOs, the directors have Company stock ownership guidelines in order to more closely align their interests with those of shareholders. Under the guidelines, each non-employee director is expected to own common stock with an aggregate value equal to 5 times his or her annual retainer amount, which must be met within three years of appointment. During fiscal 2009, all directors with the exception of Dennis K. Williams, R. Alan Hunter, Holly A. Van Deursen and Gurminder S. Bedi, who were appointed as directors within the past three years, have met the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his or her annual retainer and committee fees for future payment on a date specified by the participant or upon termination of the participant’s service as a director. An amount of shares having a value equal to the amount deferred are contributed by the Company to a rabbi trust. Distributions from the Outside Directors’ Deferred Compensation Plan are made in common stock. During fiscal year 2009, Messrs. Hall, Hunter, Peterson, Sovey and Yost participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2009. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all filing requirements were satisfied with respect to fiscal 2009, except that one report for Mr. Axline was reported late.

Independent Public Accountants

The Company has retained PricewaterhouseCoopers LLP as its independent accountants for fiscal year 2010. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired. PricewaterhouseCoopers LLP was the Company’s principal independent accountant for fiscal years 2008 and 2007. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2009	Fiscal Year Ended August 31, 2008
Audit Fees	$1,653,800	$1,821,300
Audit-Related Fees	40,000	178,200
Tax Fees	1,474,200	977,200
All Other Fees	—	—

	$3,168,000	$2,976,700

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations and audits in connection with acquisitions. Fiscal 2009 Tax Fees consist of $41,300 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $1,432,900 for professional services related to tax planning and tax advisory services. Fiscal 2008, Tax Fees consist of $127,200 for professional services related to tax compliance and $850,000 for professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2009 and 2008.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 9, 2010 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 14, 2010 nor earlier than the close of business on August 15, 2010, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2009 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2009 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Butler, Wisconsin

December 4, 2009

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007 or by telephone at (262) 373-7400.

Exhibit A

FIRST AMENDMENT TO

ACTUANT CORPORATION

2009 OMNIBUS INCENTIVE PLAN

This First Amendment (this “Amendment”) to the Actuant Corporation 2009 Omnibus Incentive Plan (the “Plan”) is hereby established by Actuant Corporation, a Wisconsin corporation (the “Company”), and adopted by its Board of Directors as of the 9th day of October, 2009 (the “Effective Date”).

RECITALS

A. The Board of Directors of the Company (the “Board”) previously approved, and the shareholders of the Company previously approved and adopted, the Plan.

B. The Board has deemed that it is in the best interests of the Company to amend the Plan.

AMENDMENT

1. Section 6(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a) Share Reserve. Subject to any adjustments made in accordance with Section 13 hereof, the aggregate number of shares of Common Stock that may be subject to Awards shall be (i) 5,400,000 shares of Common Stock, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available in accordance with Section 6(c) below after the date on which shareholders of the Company approve the adoption of the Plan. Shares of Common Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares of Common Stock acquired by the Company. All of the available shares of Common Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options. Upon a grant of Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by 1.38 times the number of shares of Common Stock subject to such Awards and any shares underlying such Awards that become available for future grant under the Plan pursuant to Section 6(c) below shall be added back to Plan by (x) 1.71 times the number of shares of Common Stock subject to Awards issued prior to January 12, 2009 and (y) 1.38 times the number of shares of Common Stock subject to Awards issued from and after January 12, 2009.

Date approved by the Board: October 9, 2009

A-1

Exhibit B

ACTUANT CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. Actuant Corporation, a Wisconsin corporation (the “Company”), hereby adopts this 2010 Actuant Corporation Employee Stock Purchase Plan (the “Plan”). The purpose of the Plan is to provide an opportunity for the employees of the Company and any designated subsidiaries to purchase Class A Common Shares of the Company at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s shareholders.

2. Shares Subject to Plan. An aggregate of 400,000 shares of Class A Common Stock of Actuant Corporation (the “Shares”) may be sold pursuant to the Plan. Such Shares may be authorized but unissued Class A Common Shares, treasury shares or Class A Common Shares purchased in the open market. If there is any change in the outstanding shares of Class A Common Shares by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

3. Administration. The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board of Directors. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board of Directors, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

4. Eligibility. All regular employees of the Company, and of each qualified subsidiary of the Company which may be so designated by the Committee, other than, in the discretion of the Committee:

(a) employees whose customary employment is 20 hours or less per week;

(b) employees whose customary employment is for not more than 5 months per year;

(c) employees who are nonresident aliens and who receive no earned income from the Company constituting United States source income;

(d) employees whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where benefits of the type being offered under the Plan were the subject of such bargaining, unless such agreement specifies that such individuals are eligible for the Plan; and

(e) employees who are members of the Executive Leadership Team;

shall be eligible to participate in the Plan. The Committee may authorize some or all of the employees described in subparagraphs (a) through (e) above to participate in the Plan to the extent permitted under Section 423 of the

Internal Revenue Code. For purposes of this Plan, the term “employee” means any individual in an employee-employer relationship with the Company or a qualified subsidiary of the Company, but shall exclude (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a qualified subsidiary who has entered into an independent contractor or consultant agreement with the Company or a qualified subsidiary; (iv) any individual performing services for the Company or a qualified subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a qualified subsidiary enters into for services; and (v) any “leased employee” as defined in Section 414(n) of the Internal Revenue Code. The term “qualified subsidiary” means any corporation or other entity in which a fifty percent (50%) or greater interest is, at the time, directly or indirectly owned by the Company or by one or more subsidiaries or by the Company and one or more subsidiaries which is designated for participation by the Committee.

5. Participation. An eligible employee may elect to participate in the Plan as of any “Enrollment Date.” Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph 8). Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization form (or by any other method determined by the Committee, including via electronic transmission) to the Human Resources Department in accordance with rules established by the Committee prior to such Enrollment Date, authorizing payroll deductions in such amount as the employee may request but in no event less than the minimum nor more than the maximum amount as the Committee shall determine. A participating employee may increase or decrease payroll deductions as of any subsequent Enrollment Date by completing and forwarding a revised payroll deduction authorization form (or by any other method determined by the Committee, including via electronic transmission) to the Human Resources Department in accordance with rules established by the Committee; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions below the minimum or above the maximum amount specified by the Committee. An eligible employee may not initiate, increase or decrease payroll deductions as of any date other than an Enrollment Date except by withdrawing from the Plan as provided in paragraph 7.

6. Payroll Deduction Accounts. The Company shall establish a “Payroll Deduction Account” for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 5 to his or her Payroll Deduction Account. No interest shall be credited to any Payroll Deduction Account.

7. Withdrawals. An employee may withdraw from an Offering Period at any time by completing and forwarding a written notice (or by any other method determined by the Committee, including via electronic transmission) to the Human Resources Department in accordance with rules established by the Committee. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the immediately following payroll period. Amounts credited to the Payroll Deduction Account of any employee who withdraws shall remain in the account and be used to purchase Shares in accordance with paragraph 9 hereof, subject to the limitations in paragraph 8 hereof.

8. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first day of every month, or on such other date as the Committee shall determine, and continuing thereafter to the last day of the respective period or until terminated in accordance with paragraph 17 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings. The trading day or days designated by the Committee following the end of each Offering Period prior to the termination of the Plan shall constitute the purchase dates (the “Share Purchase Dates”) on which each employee for whom a Payroll Deduction Account has been maintained shall purchase the number of Shares determined under paragraph 9(a). “Trading day” shall mean a day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares:

(a) to an employee who, immediately after the right is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

(b) which would permit an employee’s rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the time such rights are granted) for each calendar year in which the right is outstanding at any time.

For purposes of subparagraph (a), the provisions of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

9. Purchase of Shares.

(a) Subject to the limitations set forth in paragraphs 7 and 8, each employee participating in an offering shall have the right to purchase as many full and fractional Shares (to 3 decimal places) as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the last day of the Offering Period immediately preceding the applicable Share Purchase Date (or such other date as the Committee shall determine) (the “Cutoff Date”). Employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted.

(b) The “Purchase Price” for Shares purchased under the Plan shall be not less than the lesser of an amount equal to 90% of the closing price of Class A Common Shares (i) at the beginning of the Offering Period or (ii) on the Share Purchase Date. The Purchase Price shall be determined from time to time by the Committee. For these purposes, the closing price shall be as reported on the New York Stock Exchange Composite Transactions list as reported in the Wall Street Journal, Midwest Edition.

(c) On each Share Purchase Date, the amount credited to each participating employee’s Payroll Deduction Account as of the immediately preceding Cutoff Date shall be applied to purchase as many full and fractional Shares (to 3 decimal places) as may be purchased with such amount at the applicable Purchase Price. Any amount remaining in an employee’s Payroll Deduction Account as of the relevant Share Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth in paragraph 8 hereof shall be refunded to the employee as soon as practicable.

10. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee’s brokerage or Plan share account (“Plan Share Account”) in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee’s name jointly with a member of the employee’s family or other beneficiary, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may request that such Shares be held in his or her name as tenant in common with a member of the employee’s family or other beneficiary, without right of survivorship.

11. Rights as Shareholder. An employee shall have no rights as a shareholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date.

12. Certificates. Certificates for Shares purchased under the Plan will not be issued automatically. However, certificates for whole Shares purchased shall be issued as soon as practicable following an employee’s written request. The Company may make a reasonable charge for the issuance of such certificates. Fractional interests in Shares shall be carried forward in an employee’s Plan Share Account until they equal one whole Share or until the termination of the employee’s participation in the Plan, in which event an amount in cash equal to the value of such fractional interest shall be paid to the employee in cash.

13. Termination of Employment. If a participating employee’s employment is terminated for any reason, including death, or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee’s Payroll Deduction Account shall be distributed to the employee (or the employee’s beneficiary) as soon as practicable.

14. Rights Not Transferable. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee’s lifetime only by the employee.

15. Employment Rights. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment or of continued employment with the Company or any subsidiary. Participation in the Plan does not limit the right of the Company or any subsidiary to terminate a participating employee’s employment at any time or give any right to an employee to remain employed by the Company or any subsidiary in any particular position or at any particular rate of remuneration.

16. Application of Funds. All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

17. Amendments and Termination. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of shareholders holding Class A Common Shares entitled to a majority of the votes represented by all outstanding Class A Common Shares entitled to vote if such shareholder approval is required for the Plan to continue to comply with the requirements of Section 423 of the Internal Revenue Code and other applicable regulatory rules. Notwithstanding the foregoing, the Committee, or an officer or officers of the Company designated by the Company or the Committee, may amend the Plan from time to time to reflect the extension of the Plan to groups of employees described in subparagraphs (a) through (e) of paragraph 4 above who have been authorized by the Committee in accordance with such paragraph to participate in the Plan. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees’ Payroll Deduction Accounts shall be equitably applied to the purchase of full and fractional Shares (to 3 decimal places) then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

18. Applicable Laws. This Plan, and all rights granted hereunder, are intended to meet the requirements of an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, as amended from time to time, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws. The laws of the United States shall be controlling in all matters relating to the Plan. To the extent not superceded by the laws of the United States, the laws of Wisconsin shall be controlling in all matters relating to the Plan. All actions arising under or relating to this Plan shall be brought in the United States District Court for the Eastern District of Wisconsin.

19. Expenses. Except to the extent provided in paragraph 12, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by the Company and its subsidiaries.

20. Shareholder Approval. The Plan was adopted by the Board of Directors on October 9, 2009, subject to shareholder approval. The Plan and any action taken hereunder shall be null and void if shareholder approval is not obtained within the 12 months prior to the date the Board of Directors adopts the Plan or at or before the next annual meeting of shareholders.

21. Dividends. Any cash dividends paid with respect to Shares credited to a participating employee’s Plan Share Account shall be automatically reinvested in additional Shares and held in the participating employee’s Plan Share Account, unless the participating employee elects to have such dividends immediately paid to the participating employee in cash in accordance with such rules and procedures as the Company’s Human Resources Department may establish. Shares purchased through reinvestment of dividends in accordance with this paragraph 21 shall be purchased at the prevailing market price in accordance with such rules and procedures as the Committee may establish; no discount shall be available for Shares purchased through reinvestment of dividends. Any rights to purchase additional Shares issued with respect to Shares credited to a participating employee’s Plan Share Account shall be sold for cash at the prevailing market price in accordance with such rules and procedures as the Committee may establish, and the proceeds shall be automatically reinvested in additional Shares and held in the participating employee’s Plan Share Account. No discount shall be available for Shares purchased through reinvestment of dividends.

COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
ADDRESS BLOCK

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

          INTERNET – www.eproxy.com/atu

                Use the Internet to vote your proxy until

                12:00 p.m. (CT) on January 11, 2010.

          PHONE – 1-800-560-1965

                Use a touch-tone telephone to vote your proxy

                until 12:00 p.m. (CT) on January 11, 2010.

           MAIL – Mark, sign and date your proxy card and

                return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to

Wells Fargo, Shareholder Services, P.O. Box 64873, St. Paul, MN 55164-9397,

so your shares are represented at Actuant Corporation’s 2010 Annual Meeting.

ò  Please detach here  ò

If no specification is made, this proxy will be voted for all names listed in Proposal 1 and for Proposals 2, 3 and 4.
1. Election of directors:	01 Robert C. Arzbaecher	04 Thomas J. Fischer	07 Robert A. Peterson		☐ Vote FOR	☐ Vote WITHHELD
	02 Gurminder S. Bedi	05 William K. Hall	08 Holly A. Van Deursen		all nominees	from all nominees
	03 Gustav H.P. Boel	06 R. Alan Hunter	09 Dennis K. Williams		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve amendment to the Actuant Corporation 2009 Omnibus Incentive Plan.				☐ For	☐ Against	☐ Abstain

3. To approve the adoption of the Actuant Corporation 2010 Employee Stock Purchase Plan.				☐ For	☐ Against	☐ Abstain

4. To approve the amendment of the Company’s Restated Articles of Incorporation.				☐ For	☐ Against	☐ Abstain

5.    In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box
PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.

ACTUANT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 12, 2010

8:00 a.m. Eastern Time

PGA National Hotel

400 Avenue of the Champions

Palm Beach Gardens, Florida

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 12, 2010.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 12, 2010 at 8:00 a.m. Eastern Time at PGA National Hotel, 400 Avenue of the Champions, Palm Beach Gardens, Florida, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

See reverse for voting instructions.